Exhibit 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption “Experts” in the Registration Statement on Form S-3 and related Prospectus of Hewitt Associates, Inc. for the registration of $110,000,000 of 2.5% Convertible Senior Notes due October 1, 2010 and shares of Hewitt Associates, Inc. Class A Common Stock issuable upon conversion of the Notes, and to the incorporation by reference therein of our report dated October 29, 2003, with respect to the consolidated financial statements of Hewitt Associates, Inc. and subsidiaries, included in its Annual Report on Form 10-K for the year ended September 30, 2003, filed with the Securities and Exchange Commission.

/s/ ERNST & YOUNG LLP

Chicago, Illinois

September 30, 2004